Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Orion Marine Group on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Orion Marine Group on Form S-8 (File No. 333-148301, effective December 21, 2007).

Houston, Texas
March 14, 2008